MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to the Independent Bank Corp. Fourth Quarter 2010 Earnings Conference Call and Webcast. All participants will be in listen-only mode. [Operator Instructions]. After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions]. Please note this event is being recorded.

I would now like to turn the conference over to Chris Oddleifson, President and CEO. Please go ahead.

Christopher Oddleifson, President and Chief Executive Officer

Thank you and good morning everyone and thank you all for joining us today. I’m accompanied as always by Denis Sheahan, our Chief Financial Officer, who will elaborate on our financial results following my comments.

First, the usual forward-looking statement content. This call may contain forward-looking statements with respect to the financial conditions, results of operations and business of Independent Bank Corp. Actual results may be different. Independent Bank Corp. cautions you against unduly relying on any forward-looking statements and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise.

Okay, I am quite pleased to tell you that we ended the year with a very solid fourth quarter. Net income in the fourth quarter rose to $11.8 million or $0.56 per share, $0.03 above the third quarter.

For the full year, operating earnings and EPS grew by a healthy 44% and 33% respectively over 2009 levels. Both the fourth quarter and full year were once again marked by strong fundamentals and robust business volumes. Most notable has been our exceptional pace of activity in our commercial lending franchise especially within the C&I sector.

Our C&I portfolio grew by 35% in 2010 and by 15% alone in Q4, and I can absolutely assure you we are achieving this remarkable growth without any relaxation of credit standards nor from what’s left from the economy. It is much more a case of a sustained shoe leather and relationship building effort on our part to take advantage of marketplace opportunities. We are continually getting in front of customers in need of a reliable provider of credit.

We’ve been steadily upgrading our expertise and product set in ways that are visibly paying off. Rockland Trust’s reputation for stability and local market knowhow has proven to be a real key differentiator and the good news is the pipeline of high-quality corporate loans remains flush.

We’re also able to grow our commercial real estate portfolio by 5% in Q4 and the issue here has been the ability to counter the elevated levels of paydowns and refinancing. Our origination buyers have been quite strong as was the case in Q4 and we still feel there are good opportunities in this area.

Home equity is another area of emphasis for us that is meeting with much success. Our portfolio has grown by 23% this year and is up 12% in Q4. We have an active marketing campaign underway for this product and we have a keen sense of customer preferences.

Another area I’d like to highlight is our investment management business. Strategically this is among our highest priority businesses and one we’re very intent on growing. There’s a natural fit given our client base and demographics of the markets we operate in.

Assets under management grew to nearly $1.6 billion at year end from $1.3 billion at the beginning of the year.

We began to truly transform this business in 2004, bringing in seasoned investment management professionals. Our model, managing the business as a true investment shop combined with trained fiduciaries as relationship managers, has resulted in an assets under management over tripling since then.

In June we launched Bright Rock Capital Management to extend our reach to the institutional side and we’ve launched several Bright Rock mutual funds this year. Bright Rock crossed the $100 million mark on assets under management in December. This is inclusive within the $1.6 billion I previously mentioned. We’re very excited about our prospects for the investment management business and seek growth both organically and by selective acquisition.

Turning to the balance sheet, we ended the year as we have in many other prior ones in excellent financial condition. We grew capital by 6% over the prior year-end and we did this the old fashioned way by our retained earnings. All our key capital ratios throughout the year remain well above regulatory thresholds. Tangible book value was also up 7% in 2010.

Liquidity wise, we’re in great shape. Core deposits grew by another 3% in Q4 bringing total growth for the year to 19%. The growth in our commercial customer base is a factor here, bringing in lots of low-cost deposits and our excellent retail branch network throughout the southeastern Mass. and metro west.

Core deposits now stand at 81% of total deposits. Our positive story on credit quality continues. Both non-performing loans and net charge offs were down in Q4. Problem loan levels were down substantially from the end of 2009.

Now, I want to remind everybody back in ‘06 and ‘07 our loan growth notably lagged the industry, when our credit instincts told us to pull back as we grew more and more uncomfortable with the landscape and competitive practices at the time. This has not only kept us out of harm’s way but freed us of distractions so we could competently pursue really good business as we have. So on all 2010 was a terrific year for us.

We also achieved some very nice third-party acknowledgments during the year. That have been helpful to ou corporate image, and recruiting efforts. We were named by the Boston Globe as one of the top – as one of the Top 100 Places To Work for the second consecutive year. This year we ranked number 12 in our category.

We’re recognized in the Forbes’ Most Trustworthy Companies list for the fifth year in a row, less than 5% of the U.S. public companies are included, and we’re receiving the Small Business Administration designation as 2010 Small First Mortgage Lender of the Year. Sort of my growth picture, there are glimmers of hope and positive sentiment for an economic recovery that are beginning to emerge, but we prefer to take a wait and see approach and not get too far ahead of things in our planning efforts.

The Massachusetts picture does remain a bit better than the national composite in terms of the employment rate is in the low 8%s, the depth of foreclosure and home value problems is less each year. We have a resilient industry such as healthcare, education, and technology and it is also true our state and local government budgets are under great pressure with most likely more painful cuts to come.

Looking forward, we entered 2011 with a confidence that’s derived from the strength of our core business lines and the momentum they’re building with our growing customer base. This is balanced with our grounded assumptions regarding a near term operating environment from the headwinds posed by a still weak economy and uncertainty surrounding the legislative agenda.

We’ll continue to make targeted investments in our priority businesses in order to capitalize on a competitive advantage and seize marketplace opportunities. This will be done while maintaining discipline on overall expense levels. We will also aggressively promote the Rockland Trust brands and product offerings to an increasingly receptive universe of consumers and businesses. Thank you. Denis.

Denis K. Sheahan, Chief Financial Officer

Thank you, Chris and good morning. Independent Bank Corp. reported net income of $11.8 million and diluted earnings per share of $0.56 in the fourth quarter of 2010 as compared to net income of $11.1 million and diluted earnings per share of $0.53 in the third quarter of this year. For the full year 2010, net income was $40.2 million and $1.90 per diluted share.

As Chris mentioned, the fourth quarter was characterized by solid fundamentals and a strong top line. It is worth pointing out that we achieved a return on average assets of 1% in the fourth quarter, an important benchmark for us.

Some of the key topics in the quarter, asset quality trends remained strong. Net charge offs decreased in the fourth quarter to $2.9 million or 33 basis points of loans annualized. Our track record throughout the recent downturn has been very solid as evidenced by relatively modest loss rates of 43 basis points and 38 basis points for all of 2010 and 2009 respectively.

Non-performing assets decreased modestly in the fourth quarter to 67 basis points of assets and are more than 20% below where they were a year ago. In addition, delinquency trends were stable with total loan delinquency at 111 basis points of loans and early stage delinquency, which is the 30 to 89 day bucket decreasing to 65 basis points of loans.

In terms of a 2011 outlook on asset quality, we continue to feel very good. Non-performing assets could increase from this very low level, but we fundamentally do not see material issues on the horizon. Loan charge offs will likely decrease in 2011 and be within a range of $12 million to $16 million for the year. The loan loss provision for 2011 will likely be in a range of $13 million to $17 million for the year.

Loan growth was very strong in the fourth quarter as the new business pipeline we spoke about in prior calls finally paid dividends. Both commercial and industrial and commercial real estate growth were robust in the quarter with linked quarter increases of 15% and 5% respectively. Home equity also realized strong growth of $61 million or 12%. Deposits were stable in the quarter as we focused on using up the company’s excess cash position which is now essentially completed. The favorable mix change into core deposits continued, with core deposits now representing over 80% of deposits.

The net interest margin improved to 3.91% in the fourth quarter as expected. In terms of an outlook, while great uncertainty and volatility in the bond market continues to persist, we are in a better place than at the end of the third quarter as increases in rates have improved prospects for cash flow reinvestment. Other factors affecting the net interest margin forecast include the level of pricing competition if we do see it increasing on both the asset and liability front. That said we expect stability in the net interest margin around this 3.9% level and possible expansion into the mid 3.9s in part due to runoff of more expensive wholesale funding in the first quarter.

Non-interest income grew 22% in the fourth quarter due to a combination of deposit service charged revenue improvement of 25% and revenue associated with our loan level derivatives program, reflecting the strong growth in commercial loan portfolio outstandings. The growth in deposit service charges is due to the promotion of our Overdraft Privilege program, which to remind you is a positive to us as we were conservative in the prior implementation of the program.

Non-interest expense increased in the fourth quarter by 6% due to a variety of reasons outlined in the press release, including incentive compensation, loan workout cost, and a software write-off. Tangible common equity to tangible assets increased to 6.89% at the end of the fourth quarter. Tangible book value also rose to $14.86 continuing its steady growth throughout the year.

And now turning to 2011 earnings guidance, we always try to provide you with our own expectations of future performance along with updates as the year plays out. We anticipate diluted earnings per share performance in 2011 of between $2.02 and $2.12. As a reminder our first quarter usually trends notably below the fourth quarter due to a variety of factors including fewer days, higher employee benefit expense, increased marketing expense, etcetera. The range of $2.02 to $02.12 includes the absorption of an increase in our tax rate from 23% in 2010 to 27% in 2011 which reflects the expiration of some of our new market tax credit as well as increased earnings. On our 2010 income base, this would have equated to about $0.10 per share.

Beyond that we expect core business growth to continue, key assumptions include while our loan growth was exceptional in this past fourth quarter we can’t extrapolate that over a full year. We believe the banking industry will be challenged for growth in 2011 and are reflecting that assumption in our estimate of loan growth in the region of 2% to 3% for the year. This includes continued strong growth in the commercial and home equity portfolios partly offset by ongoing reductions in other portfolios, especially residential mortgage.

Likewise deposit growth is expected to be somewhat constrained due to the lack of need to fund asset growth. However, we expect to kick off a new marketing initiative around consumer deposit acquisition that may improve growth prospects. We’ll report further on this initiative at the next conference call.

The net interest margin, as previously discussed, is expected to remain in the high 3.80s to low-to mid 3.90 range. Also as previously discussed, the provision for loan losses is expected to be in a range of $13 to $17 million, with net charge offs approximating $12 to $16 million.

Non-interest income is expected to improve, particularly in the deposit service charge category in addition to wealth management although this will be somewhat mitigated by lower mortgage banking revenue and loan level derivative fee revenue. The estimate for 2011 is between $48 million and $52 million. Non-interest expense will be well contained and is expected to grow at 2% to 3% for the year. So we head into the New Year feeling good about the state of our franchise. We look forward to continuing to demonstrate our consistency of performance, risk management discipline, and open communication with investors. That concludes my comments.

Christopher Oddleifson, President and Chief Executive Officer

Great, thanks Denis. Okay, operator, we can open it up to questions now.

QUESTION AND ANSWER SECTION

Operator: We’ll now begin the question-and-answer session. [Operator Instructions]. We have a question from Mark Fitzgibbon of Sandler O’Neill. Please go ahead.

<Q – Mark Fitzgibbon>: Hey good morning guys.

<A – Christopher Oddleifson>: Good morning Mark. How are you?

<Q – Mark Fitzgibbon>: Terrific. First question I had for you relates to the service charges, do you think the rise that you saw in service charges is sustainable or do you think customers will modify their behavior to sort of avoid those new overdraft privilege fees?

<A – Christopher Oddleifson>: Well, I guess this is a very interesting human behavior phenomena we’re observing here. You may recall that prior to a lot of the congressional attention, we really had a very, very low key program that we didn’t publicize at all, and we did not allow any overdrafts at ATMs or point of sales, they were just declined flat out, no option.
With the increased sort of visibility in the program and the basic desire to be more — be a little clearer with our customers on programs we’ve offered, we developed two programs, Overdraft
Privilege and Overdraft Privilege Plus. Overdraft Privilege is simply letting people know that in fact if they have appropriate standing with the banks that they’re allowed to overdraft their account, and we’re very transparent with the fees. Overdraft Privilege Plus is the opt-in product that if you want to opt in for overdrafts at ATMs and point of sales, you can. We have actually been very modest with our marketing. We have notified all our customers and we will continue to do that on a very sort of not frequent but periodic basis. And of course any new customers that have come on board we notify.

The penetration we have so far for the Overdraft Privilege Plus is quite low, it’s only about 10% of our deposit base and that seems relative to what we’ve been hearing from other banks it seems very low, we’re not quite sure whether we’re comparing apples to apples, that’s a 10% on the overall base. What we’re finding is that simply by notifying or being clearer about the program and — I hate to even say marketing, ‘cause we’re not really marketing, we’re just disclosing it through some communication. We’ll find customers actually are modifying their behavior to in fact overdraft. To say, well I didn’t realize I had this privilege, so I’m going to start utilizing my overdraft. In fact, we have gotten positive feedback from thank you letters letting us know that our customers appreciate this service. So that tells me that there is some unintended consequences going on in here and gives me some modest confidence that this will continue. Although, I believe – correct me if I’m wrong, we did not continue our fourth quarter run rate because it’s a year – we pulled back on that a little bit.

<A – Denis Sheahan>: The seasonality and the close of overdrafts typically the beginning of the year, they slow down in the first quarter and then pick up in Q2.

<A – Christopher Oddleifson>: And so, we get some seasonality based on the fourth quarter.

<A – Denis Sheahan>: Mark, it’s a difficult question to answer for us right now, because as you can see we’ve had a material increase in revenue. You know, time will tell what happens here. Our projections as they stand today are assuming that there will be a material increase in service charge revenue. If that changes, as soon as we know, we’ll let you folks know about it.

<Q – Mark Fitzgibbon>: Okay. And then second question, there’s been a fair amount of deal activity in your market recently and you guys haven’t participated in any of those. I assume that you’ve look at some of them and maybe even bid on some of them. There’s a relatively small universe of remaining companies in Eastern Massachusetts and presumably not all those are for sale. Does it make sense to sort of – if you’re not going to be able to do acquisitions to maybe shift your strategy and ramp up your de novo activities to grow the franchise that way? And also, in your 2011 projections, does that assume any de novo branches?

<A – Christopher Oddleifson>: Our strategy has never been an acquisitive strategy. It’s always been very much an opportunistic strategy and the deals we’ve done in the past had sort of fit in that category of opportunistic and companies raising their hands, coming to the table and being able to work something out. We have de novoed a couple branches in the past. We are very aggressively looking at the next set of markets that we’d like to get into.

Of course our areas fairly well branched, and if you go into a market, you want to go into a very, very good location. So part of our strategy is having a longer than two hand list of potential markets we’d like to enter and keeping a very, very good eye out for good locations. You can’t predict that. You certainly can predict going in the market if you didn’t care about the location, but it’s going to be pretty location driven. We’re also evaluating some LPO locations; we really have great momentum in our commercial banking business. We have a set of lenders that are an extraordinarily set of seasoned knowledgeable market savvy good credit lenders and we will look for those opportunities. One thing I do want make clear that we are not looking for anything too far afield. Our strategy is going to be stick to our knitting, stick to our home area, stick to adjacent areas, you don’t expect us to make any leaps into markets far afield.

<Q – Mark Fitzgibbon>: Thank you.

<A – Christopher Oddleifson>: Yeah, thanks Mark.

Operator: Our next question comes from Damon DelMonte of KBW. Please go ahead.

<Q – Damon DelMonte>: Hi, good morning guys. How are you?

<A>: Good morning.

<A>: Good morning, Damon.

<Q – Damon DelMonte>: I was wondering if you could talk a little about the C&I growth during the quarter. Are you seeing this in a way of increased utilization from existing customers or are these new relationships?

<A – Denis Sheahan>: The latter. It’s new relationships. We’ve been – we’ve had a real focus on C&I both starting with and increasing our expertise in the C&I lending area going back many years and C&I relationships don’t move very easily or very quickly. So the growth that we’ve had this year in C&I throughout the whole year, not just in the fourth quarter, has been on the back of a lot of efforts over the past five years to increase our expertise in that business. So it’s not based on line growth from existing customers and our outstanding —drawing down lines from existing customers, its gaining opportunities from other institutions, no question about it.

<Q – Damon DelMonte>: Okay, great and then with regard to the timing of a lot of the growth that you saw this quarter, but judging by the average loan balance for the quarter and versus the period end, it looks like a lot of the growth came on towards the last month of the quarter, is that a fair statement?

<A>: Absolutely – yes, you’re absolutely right.

<A>: We all rushed to get the deals done by year end.

<Q – Damon DelMonte>: Okay.

<A – Christopher Oddleifson>: You know Damon, some of the reality around this is we definitely saw, with the spike in rates upward in the fourth quarter, many borrowers get more aggressive about closing their financing, getting it done. There was a definite feeling from talking to our lenders, borrowers felt that rates are going to continue their upward momentum and we better try and capture the lower rate environment now. There was a lot of that happening in the latter part of the quarter.

<Q – Damon DelMonte>: Got you. Okay, great. That’s helpful, and then I guess Denis, I missed the number you gave for a projection for non-interest expense for 2011.

<A – Denis Sheahan>: Yeah, I said that we expect that it will grow in the region of 2% to 3% from the full year 2010 number.

<Q – Damon DelMonte>: Okay. Great. And then lastly, could you provide a little color on your outlook for mortgage banking income as we head into 2011, it’s obviously —it’s grown throughout 2010, and how sustainable do you think this quarter’s result was?

<A – Denis Sheahan>: Not.

<Q – Damon DelMonte>: Not.

<A – Denis Sheahan>: You know the magic number in mortgage appears to be if the mortgage rates get over 5% now, the volume just falls off and we expect it to fall off pretty significantly, unless you could buy the first and second quarter and the second quarter hopefully would be a spring market, but the latter part of the year we’re assuming that mortgage banking revenue tails downward.

<Q – Damon DelMonte>: Okay. Great. That’s all that I have for now. Thank you very much.

<A – Denis Sheahan>: Sure.

Operator: Our next question comes from Bryce Rowe of Robert W. Baird. Please go ahead.

<Q – Bryce Rowe>: Thanks. Good morning.

<A>: Good morning, Bryce.

<A>: Good morning, Bryce.

<Q – Bryce Rowe>: Denis, can you talk a little bit – you talked about the opportunity for some wholesale funding running off. Can you give a little more detail behind that?

<A – Denis Sheahan>: Yeah.

<Q – Bryce Rowe>: And then I’m going to also ask about the margin loan yields, security yields, kind of what you expect to see over the next few quarters there?

<A – Denis Sheahan>: Sure. On the wholesale front we’re in the region of $50 million I think it’s $45 million that is maturing in the first quarter, rates between 2.9% and 4.8% actually, Ron just showed me here. So they clearly are going to be replaced at much lower rates.

So that is a very nice benefit to have for the net interest margin. As far as loan yields and deposit costs, we work very hard on our cost of funds, I think it’s the real gem in our net interest margin, we’ve got such a solid core deposit base and we will continue to do that.

In regard to loan yields, I think we haven’t been greedy here is probably the best way I can describe it over the past couple of years. We swapped a lot of our commercial real estate book to variable, locking in that spread and with a view towards an increasing rate environment and we’re now modestly asset sensitive. So we will welcome rates going up. As far as the absolute yields going forward, clearly competition is back for smaller commercial deals. The pricing is tightening and we have seen some instances of pricing that go back to that 2006, 2007 range that is getting perhaps in our view a little too tight. So we’re trying to hold on to our discipline there, but competition is definitely increasing.

<Q – Bryce Rowe>: Is the margin guidance you gave, what’s kind of the driver from a funding cost perspective in that, are you going to continue to see deposit costs, funding costs move down at outside of this wholesale opportunity?

<A – Denis Sheahan>: Yes, modestly though Bryce, there isn’t a lot of room to move downward but we do think there —over time we will continue to work that aggressively.

<Q – Bryce Rowe>: Okay. And from a kind of deposit mix perspective obviously you’ve had good movement away from the CDs.

<A – Christopher Oddleifson>: Yeah.

<A – Denis Sheahan>: And that will continue, that will definitely continue. Our focus on DDA will continue. The commercial business brings with it very good deposit mix and we’re very focused there in our cash management services and we’re going to continue to do that throughout 2011.

<Q – Bryce Rowe>: Okay. Last question you guys mentioned a deposit campaign. any kind of color around what that is, what that’ll look like?

<A – Christopher Oddleifson>: No

<Q – Bryce Rowe>: No. Okay.

<A – Christopher Oddleifson>: No, we don’t want to provide any color on that right now, thank you. As we produce results we’ll talk about it but we don’t want to let any cats out of the bag right now.

<Q – Bryce Rowe>: Yeah, I understand. Thank you. I appreciate it. Thanks guys.

<A – Christopher Oddleifson>: Sure.

Operator: The next question comes from David Darst of Guggenheim Partners

<Q – David Darst>: Good morning.

<A>: Good morning, David.

<Q – David Darst>: Could you comment on the derivative income, are you’re booking mostly available rate loans and swapping that to fixed? And then is that also primarily related to the new loan generation or is some of it related to current accounts?

<A – Denis Sheahan>: Sorry, David, I missed the last part of your question, can you repeat that? I got your question about the derivatives income, but what is the last part?

<Q – David Darst>: Is the derivative income related to the loan growth or is any of it related to current loans?

<A – Denis Sheahan>: Absolutely it’s related to new loan growth.

<Q – David Darst>: So are your projections —should we continue to see some of that as you continue to grow C&I?

<A – Denis Sheahan>: Yes. It’s actually more real estate because we’re taking a fixed rate commercial real estate, if there’s any scale, any size, and we can swap it to variable at the loan levels. So it’s primarily from new opportunities to the bank. But, if one of our existing customers comes up for maturity, we’re able to offer them the opportunity to get into a fixed rate, a longer-term fixed rate loan. The benefit to us is we can swap it to variable. What that does is, David, it takes frankly some current income off the table in terms of absolute yield in the commercial real estate portfolio, but it protects the spread —the credit spread over the life of the loan.

<Q – David Darst>: Does that increase your percentage of variable rate loans over the past year?

<A – Denis Sheahan>: Absolutely, yes.

<Q – David Darst>: Do you have that number?

<A – Denis Sheahan>: Well, with 300 million of these loan level derivatives, you’ll see it will be detailed in our 10-K coming up that shows how much progress we’ve made. That number’s up from zero about two years ago. So that’s just on the commercial real estate portfolio. Beyond that our home equity portfolio, a large percentage of that is variable and obviously components of the C&I portfolio are variables. So we’ve come a long way in terms of moving from being traditionally a liability sensitive company to being much better matched and frankly a little asset sensitive at this point.

<Q – David Darst>: Okay. How much runoff should we expect to see this year in the residential, real-estate portfolio, and the commercial construction book?

<A – Denis Sheahan>: Commercial construction, I don’t have that number for you David. But residential we’re assuming it will continue to drop by about $70 million or so.

<Q – David Darst>: Okay, thank you.

Operator: Our next question comes from Laurie Hunsicker of Stifel Nicolaus.

<Q – Laurie Hunsicker>: Hey, good morning.

<A – Christopher Oddleifson>: Good morning, Laurie.

<Q – Laurie Hunsicker>: Denis, I have actually questions for both of you, maybe Denis starting with you. So the expiration of the near market tax credit is sort of a big deal, jumping your tax rate to 27%, and can you just talk about what you might be putting in place going forward to get that number back down and ...?

<A – Denis Sheahan>: Sure, that is a component of the increase in the tax rate, it’s not the only reason. It’s about $800,000 after tax, is the drop in the tax credits. The rest of it is, frankly, we’re growing earnings, and in growing earnings, we are growing them in less tax-advantaged earning asset categories. For example commercial loans versus a municipal bond, the municipal bond is going to have a tax advantage to it and commercial loans does not unless it’s part of the new market tax credit program. So it’s a fact of life, you make more money, you pay more in taxes.

<Q – Laurie Hunsicker>: Right.

<A – Denis Sheahan>: But we periodically submit applications to increase our new market tax credit awards and there’s an expectation that there’s going to be some announcements in the first quarter relative to awards. We would hope that we’re included in that because this is a program that has done a lot for economic development in our communities and so we would be happy to be a recipient of those awards again. So that’s one of the primary activities that we have. We don’t have plans for example to make significant purchases of municipal bonds to get the tax rate down – probably the primary thing would be the new market tax credit program and I guess aside from that we’re just going to be paying more taxes.

<Q – Laurie Hunsicker>: Okay. And then as we look to 2012, I mean potentially assuming things trend right, potentially your tax rates will continue to go up?

<A – Denis Sheahan>: Yes.

<Q – Laurie Hunsicker>: Okay, 28%, 28.5%, 29%?

<A – Denis Sheahan>: No. I’m Looking at a number right here now it won’t jump as much just because of the new market tax credits, from 23% to 27%. We have another million dollars running off or so, excuse me – another $800,000 running off in 2012. So whatever $800,000 is as a percentage of our pre-tax, that’s how much the tax rate will go up.

<Q – Laurie Hunsicker>: Okay, perfect.

<A – Denis Sheahan>: It’s about 1%, 1.5%, something like that.

<Q – Laurie Hunsicker>: Great. Chris, I have a question for you.

<A – Christopher Oddleifson>: Let me guess the topic.

<Q – Laurie Hunsicker>: Obviously we saw People’s were buying DNBK, and I wondered if you could just take us through why Danvers was not a fit for your franchise?

<A – Christopher Oddleifson>: Yeah. We can’t comment on that. I will sort of repeat sort of our point of view that we think about acquisitions on an opportunistic basis but I can’t comment on any specific deals.

<Q – Laurie Hunsicker>: Okay, well let me ask you another question, I mean would it would be way out of the ballpark for you all to look to buy a $2.5 million asset banks?

<A – Christopher Oddleifson>: I think as opportunities come up, we need to evaluate them one by one, there have been many examples around the country of mergers of banks that are sort of comparable size and similar sizes and it sort of all depends on the circumstances, the economics, etc, etc.

<Q – Laurie Hunsicker>: Okay, okay. Fair enough. I guess, to your point that you were discussing earlier with Mark and that is de novo branches. As you’re looking into new sets of market and you are thinking more about de novo to your existing 70, how many would you conceivably open per year, do you have an idea of what you’re looking at?

<A – Christopher Oddleifson>: Unfortunately in Massachusetts it takes forever once you find a location to get something rolling, so I’m exaggerating. I mean it takes longer than you really would hope. We don’t have anything on the specific drawing board right now. So you can say that probably in 2011 we’re not going to open new branches unless there some unique opportunity comes up, but as we said we’ve thought about our de novo strategy, it wouldn’t be out of your question to think about between two and four a year, Denis, is that a good number do you think, in ‘12, and ‘13 and ‘14, something along those lines. But I mean that is a really rough number, no specific plans. It actually depends a lot on our ability to find good locations in some desirable markets.

<A – Denis Sheahan>: I mean there clearly are communities that we are interested in being in, but we don’t have specific locations.

<Q – Laurie Hunsicker>: And so if you were to identify —what are your top three communities you’re interested in outside of you can’t find locations, what would be the top three markets?

<A – Christopher Oddleifson>: Our top three, I don’t want to talk about our top three. That would be sort of showing our ...

<Q – Laurie Hunsicker>: Showing your hand? Okay. Fair enough. Thanks, nice quarter.

<A – Christopher Oddleifson>: Okay. Thanks a lot, great.

Operator: [Operator Instructions]

<A – Christopher Oddleifson>: Okay. Well, there are no more questions?

Operator: No more questions.

Christopher Oddleifson, President and Chief Executive Officer

Okay, well thank you very much. We appreciate everybody’s interest. I’ll [inaudible] through the year, and we look forward to giving you an update in three months.

Denis K. Sheahan, Chief Financial Officer

Thank you.

Christopher Oddleifson, President and Chief Executive Officer

Thanks. Bye.

Operator: The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

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